SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  July 29, 2016

Derma Sciences, Inc.

(Exact name of registrant as specified in its charter)

Delaware	1-31070	23-2328753
(State or other jurisdiction	(Commission	(IRS employer
of incorporation)	File Number)	identification number)

214 Carnegie Center, Suite 300

Princeton, NJ  08540

(609) 514-4744

(Address including zip code and telephone

number, of principal executive offices)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01  Entry into a Material Definitive Agreement

On July 27, 2016, Derma Sciences, Inc. (the “Company”) and DP Merger Sub One, LLC, its wholly owned subsidiary, entered into an Agreement and Plan of Merger (the “Merger Agreement”) with BioD, LLC (“BioD”) and Cynthia Weatherly as representative (the “Representative”), to purchase BioD for $21.3 million in cash and stock, subject to certain adjustments as provided for in the Merger Agreement, as well as potential product regulatory milestone payments in the aggregate estimated to be up to $30.0 million and earn outs based on incremental net sales growth of up to $26.5 million (the “Transaction”).   Consummation of the Transaction (the “Closing”) is expected to occur no later than August 4, 2016, subject to the satisfaction of various closing conditions, including the accuracy of the representations and warranties of each party (subject to certain exceptions), the performance in all material respects by each party of its obligations under the Merger Agreement, and other conditions customary for transactions of this type. Each party to the Merger Agreement has agreed to customary covenants, including, among others, covenants relating to the conduct of BioD’s business during the interim period between the execution of the Merger Agreement and the Closing.  Approval of the Transaction by the equity holders of BioD (the “Equity Holders”) has been obtained.

In connection with the execution of the Merger Agreement and as a condition to Closing, the Company and the Representative have agreed that approximately $3.2 million of cash and stock, a portion of the $21.3 million to paid at Closing, will be transferred to a third-party escrow agent (approximately $2.1 million of cash) or into a reserved account with the Company’s transfer agent (approximately $1.1 million of stock). $2 million of the reserved cash and stock will be held to secure the payment obligations of the Equity Holders with respect to both a working capital adjustment and any indemnification claims made by the Company by not later than the first anniversary of the Closing. If no claim for indemnification is made by the Company by that first anniversary, the remainder of this $2 million of reserved cash and stock will be distributed to the Equity Holders. The remaining $1.1 million of reserved cash and stock will be distributed to the Equity Holders if and to the extent two separate classes of accounts receivable of BioD are collected by not later than January 27, 2017 or the first anniversary of the Closing Date, as applicable. Any portion of this $1.1 million not so distributed to the Equity Holders will be returned to the Company.

In addition to the proposed acquisition of BioD, the Company announced that certain BioD Equity Holders intend to purchase $2.0 million in shares of common stock of the Company at a price of $4.1692 per share. These commitments will be funded on or before the Closing of the Transaction.

The foregoing description of the Merger Agreement does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement, a copy of which will be filed in connection with the Company’s 10-Q for the fiscal quarter ended June 30, 2016.   A copy of the Company’s press release announcing the entry into the Merger Agreement is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

On July 27, 2016 the Company signed a definitive agreement to sell its First Aid Division (“FAD”) to Dukal Corporation for approximately $12.2 million, including inventory. Consideration for the sale of FAD includes an immediate payment at closing to the Company of $9.5 million in cash and a note payable issued to the Company of approximately $2.7 million, subject to adjustment based on final inventory figures. The closing of the FAD transaction is expected to occur on or about August 10, 2016.

Item 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Barry J. Wolfenson, former Group President, Advanced Wound Care of the Company, departed from the Company effective as of Sunday, July 31, 2016 to pursue other opportunities. The departure was not the result of any disagreement with the Company on any matter relating to the Company’s operations, policies or practices. In connection with Mr. Wolfenson’s departure and in consideration for his prior service to the Company, the Company entered into a mutually agreeable separation agreement with Mr. Wolfenson, dated as of July 29, 2016 (the “Separation Agreement”), with respect to the terms of his departure as Group President, Advanced Wound Care. Pursuant to the terms of the Separation Agreement and subject to Mr. Wolfenson’s release of any claims in favor of the Company, Mr. Wolfenson will receive cash severance of $314,000. In addition, Mr. Wolfenson will receive a cash payment of $78,500 as additional consideration for Mr. Wolfenson’s obligations under the non-compete provisions of the Separation Agreement. Each of these payments is payable in equal installments over a one year period, in accordance with the Company’s payroll practices, as well as accrued salary and such other benefits to which he is entitled under the terms of, and as identified in, his employment agreement with the Company. In addition to the compensation and benefits set forth above, as additional consideration for his agreement not to compete, the Company will accelerate the vesting of 24,375 of Mr. Wolfenson’s time-based stock options. The Separation Agreement with Mr. Wolfenson is attached hereto as Exhibit 10.1 and is incorporated herein by reference.

Item 7.01 Regulation FD Disclosure.

The Company used a slide presentation attached hereto as Exhibit 99.2 in connection with an investor presentation announcing the BioD Transaction described above. A copy of the presentation will be posted on the Company’s website.

The information contained in this Current Report on Form 8-K and the presentation is being furnished to the Securities and Exchange Commission and shall not be deemed to be “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to liabilities of that section. Furthermore, this information shall not be incorporated by reference into any registration statement or other document filed pursuant to the Securities Act of 1933, as amended. The submission of this Current Report on Form 8-K is not an admission as to the materiality of any information in the report that is required to be disclosed solely by Regulation FD.

Item 9.01 Financial Statements and Exhibits

The following exhibit are included with this report:

Exhibit
Number	Description

10.1	Separation Agreement, dated July 31, 2016
99.1	Press Release, dated July 28, 2016
99.2	Slide Presentation

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

DERMA SCIENCES, INC.

By:	/s/ John E. Yetter
John E. Yetter, CPA
Executive Vice President, Finance and Chief Financial Officer

Date:  July 29, 2016

EXHIBIT INDEX

Exhibit
Number	Description

10.1	Separation Agreement, dated July 31, 2016
99.1	Press Release, dated July 28, 2016
99.2	Slide Presentation